Exhibit 99.1

Interval Leisure Group Increases Authorized Share Repurchase Program

Miami, FL, May 16, 2016 — Interval Leisure Group, Inc. (Nasdaq: IILG) (“ILG”) today announced  that its Board of Directors has increased its authorized stock repurchase program to enable ILG to purchase up to a total of $100 million of its common stock. Previously, ILG had an authorization of $25 million.

The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. Repurchases may be conducted in the open market or through privately negotiated transactions. This program may be modified, suspended or terminated by Interval Leisure Group at any time without notice.

About Interval Leisure Group

Interval Leisure Group (ILG) (NASDAQ: IILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Westin®, and Sheraton® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. owns and manages the Westin Vacation Club and the Sheraton Vacation Club and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, Inc. Headquartered in Miami, Florida, ILG has offices in 16 countries and approximately 10,000 employees. For more information, visit www.iilg.com.

Forward-Looking Statements

The press release contains forward-looking statements within the meaning of the Section 21E of the Securities Exchange Act of 1934, as amended, relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The forward-looking statements are subject to the limitations and qualifications set forth in the press release as well as in ILG’s other documents filed with the SEC, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements. The authorization of the stock repurchase program is not a guarantee that any or all shares authorized for repurchase will be repurchased under the program. The ability of ILG to repurchase shares of common stock will depend on a number of factors, including future financial condition and compliance with the terms of its debt agreements.

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Investor Contact:
Lily Arteaga, 305 925-7302
Investor Relations
Lily.Arteaga@iilg.com

Or

Media Contact:
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@iilg.com